EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Capitol Bancorp Ltd.
Lansing, Michigan

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-00000) of our reports (a) dated February 24, 2006, relating to the consolidated financial statements and the effectiveness of Capitol Bancorp Ltd.'s internal control over financial reporting of Capitol Bancorp Ltd., appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and (b) dated May 12, 2006, relating to the financial statements and schedules of the Capitol Bancorp Ltd. Employee Stock Ownership Plan, included in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ BDO Seidman, LLP

Grand Rapids, Michigan
August 31, 2006

EXHIBIT 23.1 - 1